Exhibit 10.1

Amended effective August 1, 2004

HOSPIRA, INC. NON-EMPLOYEE DIRECTORS’ FEE PLAN

SECTION 1
PURPOSE

Hospira, Inc. Non-Employee Directors’ Fee Plan (the “Plan”) has been established by Hospira, Inc. (the “Company”), effective as of April 30, 2004 (the “Effective Date”) to attract and retain as members of its Board of Directors persons who are not employees of the Company or any of its subsidiaries but whose business experience and judgment are a valuable asset to the Company and its subsidiaries.  The Plan provides for the payment to Directors of fees in the form of some or all of the following: Annual Retainer Fees, Committee Chairman Fees, Meeting Fees and Restricted Stock awards (generally, the “Director Fees”).

SECTION 2
DIRECTORS COVERED

As used in the Plan, the term “Director” means any person who is elected to the Board of Directors of the Company as of the Effective Date or at any time thereafter, and is not an employee of the Company or any of its subsidiaries.

SECTION 3
FEES PAYABLE TO DIRECTORS

3.1                                 Annual Retainer Fee.  Each Director shall be entitled to an annual retainer fee (the “Retainer Fee”) to be paid quarterly, on the last business day of each calendar quarter for which the Director served in the capacity as a Director (excluding, on a pro rata basis, the partial month in which he is first elected a Director and any whole months in which he did not serve in such capacity).  The amount of the Annual Retainer Fee shall be as determined from time to time in the sole discretion of the Board of Directors of the Company (the “Board”), with such amount initially set at Fifty Thousand Dollars ($50,000.00) per year.

3.2                                 Committee Chairman Fee.  A Director who serves as Chairman of any committee created by the Board shall be entitled to an additional annual retainer fee (the “Committee Chairman Fee”) to be paid quarterly, on the last business day of each calendar quarter for which the Director served in the capacity as a committee chairman (excluding, on a pro rata basis, the partial month in which he is first selected to be the committee chairman and any whole months in which he did not serve in such capacity).  The amount of the Committee Chairman Fee shall be as determined from time to time in the sole discretion of the Board, with such amount initially set at Five Thousand Dollars ($5,000.00) per year.

3.3                                 Meeting Fees.  A Director who attends a meeting of the Board or any committee thereof shall be entitled to an additional fee (the “Meeting Fee”) to be paid on the last business day of each calendar quarter in which the meeting was held.  The amount of the Meeting Fee shall be as determined from time to time in the sole discretion of the Board, with such amount initially set at One Thousand Dollars ($1,000.00) for each Board or Committee Meeting attended in person and Five Hundred Dollars ($500.00) for each meeting attended other than in person, in a manner acceptable to the Board.  In the event there is held one or more committee or Board meetings on the same date, there will be a Meeting Fee paid for each such meeting for that date.

3.4                                 Chairman of the Board.  As of the Effective Date, the non-employee Director serving as the Company’s Chairman of the Board shall be granted a one-time initial option to purchase such number of shares and under such terms and conditions as shall be determined by the Board at the time of grant.

SECTION 4
RESTRICTED STOCK

4.1                                 Annual Restricted Stock Award.  Each Director, who is elected a Non-Employee Director at the annual shareholders meeting (or who retains such position if they were not subject to election at such meeting), shall be granted shares of Company’s Common Stock, par value $0.01 per share (the “Stock”), with such stock subject to certain restrictions set forth below (the “Restricted Stock”).  The Restricted Stock shall be granted automatically to the Director on the last business day of the calendar quarter in which the annual shareholder meeting occurs; provided, however, the first annual Restricted Stock grant shall be granted as of the Effective Date.  If more than one shareholder meeting occurs in a given calendar year, only a single Restricted Stock award shall be granted for such year and such award shall be granted as of the last business day of the calendar quarter in which such first shareholder meeting occurs.  The number of shares covered by the Restricted Stock award shall be equal to that number of shares whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals Fifty Thousand Dollars ($50,000.00), rounded down to the next whole share; provided, however, the first annual Restricted Stock grant will be equal to that number of shares whose aggregate value equals Fifty Thousand Dollars ($50,000.00) based on the opening price of the Company’s Common Stock on the first day of regular-way trading immediately following the Effective Date, rounded down to the next whole share.  Notwithstanding anything contained in this Section 4.1 to the contrary, a Non-Employee Director, who is elected at any time after the Effective Date but prior to the Company’s first annual shareholders meeting or between any annual shareholders meetings, shall automatically be granted Restricted Stock on the last business day of the calendar quarter in which such Director is elected; provided, however, that the number of shares of the Restricted Stock granted to such Director shall be equal to that number of shares (rounded to the next whole share) whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals Fifty Thousand Dollars ($50,000.00), multiplied by the fraction of A over 12, with “A” being the number of whole calendar months between the first day of the month coinciding with or immediately following such Director’s election and first day of the month during which the next annual shareholders meeting is scheduled to occur.  The term “Fair Market Value” shall be as defined in the 2004 Plan (as defined in Section 6.6 below).

4.2                                 Issuance of Certificates.  Each certificate issued in respect of the Restricted Stock Award shall be registered in the name of the Director and shall be deposited in a bank designated by the Company or retained by the Company.  The certification of shares is conditioned upon the Director endorsing in blank a stock power for the covered shares.  During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted with the following legend: “The securities evidenced by this certificate are subject to the transfer restrictions, forfeiture

restrictions and other provisions of the Restricted Stock Agreement dated                    between Hospira, Inc. and [insert Director name].”  Upon lapse of the Restriction Period, the Director shall be entitled to have the legend removed from certificates representing the shares.

4.3                                 Rights.  Upon issuance of the certificates, the Directors in whose names they are registered shall, subject to the restrictions of this Section 4, have all of the rights of a shareholder with respect to the shares represented by the certificate, including the right to vote such shares and to receive cash dividends and other distributions thereon.

4.4                                 Forfeiture Period.  All Restricted Stock granted under this Section 4 shall be subject to forfeiture pursuant to Section 4.5 for a period (the “Forfeiture Period”) commencing with the date of the award and ending on the earliest of the following events:

(i)                                     The one-year anniversary of the date of grant of Restricted Stock

(ii)                                  The first regularly scheduled annual shareholders meeting following the date of grant;

(iii)                               The date of the Director’s death or disability; or

(iv)                              The date of a Change in Control (as defined in Section 5 of the 2004 Plan).

4.5                                 Forfeiture.  In the event that the Director’s date of termination occurs during the Forfeiture Period, the Director shall forfeit any and all rights and interests with respect to such unvested Restricted Stock (or Restricted Stock Units, if a Deferral Election, under Section 10 below, is applicable) and the Company shall have the right to cancel any such certificates evidencing such Restricted Stock.

4.6                                 Restrictions on Sale.  All Restricted Stock granted under this Section 4 shall be subject to the following restrictions on sale beginning on the date of grant and continuing for all periods while the Director is actively serving as a Director of the Company (the “Restricted Period”):

(i)                                     The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

(ii)                                  Any additional common shares of the Company issued with respect to shares covered by Awards granted under this Section 4 as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of this Section 4.

(iii)                               A Director shall not be entitled to receive any shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.

SECTION 5
CHANGE IN CONTROL

In the event of a Change in Control, (i) all Restricted Stock awards shall become fully vested and shall no longer be subject to the restrictions set forth in Section 4 of this Plan, and (ii) all Deferred Fees shall be paid to the Director pursuant to such Director’s Deferral Election.

SECTION 6
OPERATION AND ADMINISTRATION

6.1                                 Administration.

(i)                                     The Plan and all benefits pursuant hereto shall be administered by the full Board.

(ii)                                  The Board shall have the authority and discretion to interpret and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to determine the terms and provisions of any award agreement made pursuant to the Plan.  All questions of interpretation with respect to the Plan, the benefits established herein, the number of shares of Stock, or other security, or rights granted and the terms of any agreements evidencing any of the Director Fees (the “Award Agreements”), including the timing, pricing, and amounts of Awards, shall be determined by the Board, and its determination shall be final and conclusive upon all parties in interest.  In the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern.

(iii)                               Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may delegate to the officers or employees of the Company and its subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Board may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or benefits and awards thereunder, including, but not limited to, decisions regarding the timing, eligibility, pricing, amount or other material terms of such benefits or awards. Any such delegation may be revoked by the Board at any time.

(iv)                              To the extent that the Board determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the benefit provided herein in jurisdictions outside the United States, if applicable, the Board will have the authority and discretion to modify those restrictions as the Board determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

6.2                                 Limits of Liability.

(i)                                     Any liability of the Company or a subsidiary to any Director with respect to an Award shall be based solely upon contractual obligations created by the Plan and the applicable Award Agreement.

(ii)                                  Neither the Company nor a subsidiary, nor any member of the Board or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan except as may be expressly provided by statute.

6.3                                 Rights of Director.  Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any award or Award Agreement) shall confer upon any Director any right to continue in the service of the Company or a subsidiary, constitute any contract or limit in any way the right of the Company or a subsidiary to change such person’s compensation or other benefits or to terminate the service of such person with or without cause or confer any right on the part of such person to be nominated for reelection to the Board, to be reelected to the Board or to be appointed to any committee of the Board.

6.4                                 Form and Time of Elections.  Any election required or permitted shall be in writing, and shall be deemed to be filed when timely delivered to the Secretary of the Company.

6.5                                 Action by Company.  Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Company.

6.6                                 Hospira, Inc. 2004 Long-Term Stock Incentive Plan.  Any shares of Stock awarded to, or subject to Awards granted to Directors under this Plan as Director Fees shall be issued pursuant to the Hospira, Inc. 2004 Long-Term Stock Incentive Plan (the “2004 Plan”), subject to all of the terms and conditions herein.  Except in the event of conflict, all provisions of the 2004 Plan shall apply to this Plan.  In the event of any conflict between the provisions of the 2004 Plan and this Plan, this Plan shall control, provided that the Director Fees granted provided may not exceed the share limitations set forth in the 2004 Plan.

SECTION 7
MISCELLANEOUS

7.1                                 Beneficiaries.  Each Director or former Director entitled to payment of Director Fees hereunder, from time to time may name any person or persons (who may be named contingently or successively) to whom any Director Fees earned by him and payable to him are to be paid in case of his death before he receives any or all of such Director Fees.  Each designation will revoke all prior designations by the same Director or former Director, shall be in form prescribed by the Company, and will be effective only when filed by the Director or former Director in writing with the Secretary of the Company during his lifetime. If a deceased Director or former Director shall have failed to name a beneficiary in the manner provided above, or if the beneficiary named by a Director or former Director dies before him or before payment of all the Director’s or former Director’s Director Fees, the Company, in its discretion, may direct payment in a single sum of any remaining Director Fees to either:

(i)                                     any one or more or all of the next of kin (including the surviving spouse) of the Director or former Director, and in such proportions as the Company determines; or

(ii)                                  the legal representative or representatives of the estate of the last to die of the Director or former Director and his last surviving beneficiary.

The person or persons to whom any deceased Director’s or former Director’s Director Fees are payable under this section will be referred to as his “beneficiary.”

7.2                                 Alienation of Rights.  Payment of Director Fees will be made only to the person entitled thereto in accordance with the terms of the Plan, and Director Fees are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned.

7.3                                 Facility of Payment.  When a person entitled to a payment under the Plan is under legal disability or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Company may direct that payment be made to such person’s legal representative, or to a relative or friend of such person for his benefit, and with respect to the Director’s Stock Unit Account (defined in Section 9 below), if any, any distribution shall be pursuant to the Director’s beneficiary designation form, as may be on file with the Company. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Company’s obligation to make such payment under the Plan.

7.4                                 Unfunded Plan.  Any obligation to pay cash or Deferred Fees under this Plan shall constitute an unfunded unsecured obligation of the Company.  The Company may, but shall not be obligated to, establish a trust to hold assets for the purpose of satisfying obligations under this Plan.

7.5                                 Adjustment Provisions.  In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), in addition to any adjustments made pursuant to Section 3.4 of the 2004 Plan, the Board may adjust the Director Fees (including Deferred Fees) to preserve the benefits or potential benefits of participation in the Plan.

7.6                                 Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 8
AMENDMENT AND DISCONTINUANCE

The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Director (or, if the Director is not then living, the affected beneficiary), adversely affect the rights of any Director or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided, that adjustments pursuant to Section 9.4 shall not be subject to the foregoing limitations of this Section 8.  Any amendment or discontinuance of the Plan shall be prospective in operation only, and shall not affect the payment of any Director Fees theretofore earned by any Director, or the conditions under which any such fees are to be paid or forfeited under the Plan, unless the Director affected shall expressly consent thereto.

SECTION 9
ELECTIVE DEFERRALS

9.1                                 DEFERRAL ELECTION

(i)                                     General.  A Director who would otherwise be entitled to receive Director Fees in the form of shares of Stock or a cash payment under the terms of the Plan may instead elect to defer delivery of all or a portion of such fees, subject to the following terms of this Section 9 (once deferred, the “Deferred Fees”).

(ii)                                  Deferral Election.  An election to defer the Director Fees shall be made on an election form as provided by the Board (the “Deferral Election”).  Any Deferral Election shall be irrevocable as of the first day of the year for which it is to be effective.  Deferral Elections shall remain in effect with respect to any future year unless a new election with respect to such year is filed in accordance with rules established by the Board prior to the first day of the year for which it is to be effective.  Notwithstanding the foregoing, if the election is being made with respect to the Director first becoming a member of the Board, an election submitted within 30 days of becoming a Director shall be effective for all fees paid following the date on which the election is received by the Company.  A director may elect to convert a Restricted Stock award into a Restricted Stock Unit award by submitting a Deferral Election prior to the first day of the calendar year in which the Forfeiture Period applicable to the Restricted Stock lapses.

The Deferral Election form shall provide for the types and amounts of the Director Fees to be deferred and shall provide for the timing and method of distribution at the end of the deferral period.

(iii)                               Conversion of Cash or Restricted Stock to Stock Units.  Deferred Fees shall be credited to a Stock Unit Account (as defined below) under this Section 9 as follows:

(a)                                  Cash-based Deferred Fees shall be converted to Stock Units by dividing the cash-based fees the Director elected to defer by the Fair Market Value of the Stock as of the date the Director would have had a right to payment of such Director Fees had the Director not made a Deferral Election.

(b)                                 Stock-based Deferred Fees shall be converted to that number of Stock Units equal to that number of shares of Restricted Stock the Director elected to defer.

9.2                                 ACCOUNTS

(i)                                     Stock Unit Account.  A “Stock Unit Account” shall be maintained on behalf of each Director who elects to defer all or a portion of his Director Fees under this Section 9, for the period during which delivery of such fees is deferred. A Director’s Stock Unit Account shall be subject to the following adjustments:

(a)                                  The Stock Unit Account will be credited with Stock Units as of the date on which the Director would have been entitled to payment of the cash-based fees or the date on which the Director would have been granted the Restricted Stock award, both as if the Director had not made a Deferral Election with respect to such fees.

(b)                                 As of each dividend payment date for the Stock, the Director’s Stock Unit Account shall be credited with additional Stock Units (including fractional Stock Units) equal to (i) the amount of the dividend that would be payable with respect to the number of shares of Stock equal to the number of Stock Units credited to the Director’s Stock Unit Account on the dividend record date, divided by (ii) the Fair Market Value of a share of Stock on the dividend payment date.

(c)                                  As of the date of any distribution with respect to a Director’s Stock Unit Account under Section 9.3, the Stock Units credited to a Director’s Stock Unit Account shall be reduced by the amounts distributed to the Director.

(ii)                                  Statement of Accounts.  As soon as practicable after the end of each Plan Year, the Company shall provide each Director having an Stock Unit Account under the Plan with a statement of the transactions in his Stock Unit Account during that year and his account balance as of the end of the year.

9.3                                 DISTRIBUTIONS

(i)                                     General.  Subject to the terms of this Section 9.3, a Director shall specify, as part of his Deferral Election with respect to Deferred Fees, the time and manner of the distribution of the amounts deferred pursuant to such election.  In the event that no election is made with respect to the timing or method of distribution as of the date of the Director’s termination, the Director’s entire Stock Unit Account shall be distributed in a single lump sum stock payment as of the first anniversary of the Director’s date of termination.

(ii)                                  If a scheduled distribution date would otherwise occur after a dividend record date but before the payment of the dividend, the distribution may, in the discretion of the Board, be deferred (but not more than 30 days) until the dividend payment date.

(iii)                               In determining a Director’s right to distributions under this Section 9.3, the vesting provisions of Section 4 of the Plan shall apply to the Stock Units credited to the Director’s Stock Unit Account as though each unit represented one share of Stock, and with all units attributable to payment of dividends being fully vested as of the date they are credited to the Director’s Stock Unit Account.

9.4                                 Termination of Deferral by Company.  The Board shall retain the right to terminate, at any time, for any reason, or no reason, the deferral provisions under this Section 9 (which may, but need not, be in conjunction with a termination of the Plan), and shall immediately distribute all, but not less than all, of the Stock Unit Accounts as of the date of such termination.